Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

July 16, 2020

PEABODY ANNOUNCES CHANGES TO BOARD OF DIRECTORS

ST. LOUIS, July 16, 2020 – Peabody (NYSE: BTU) today announced that William “Bill” Champion has been appointed to the company’s Board of Directors. Most recently, Champion was Principal at Gladiator Mining Group LLC and previously served in several executive management roles at Rio Tinto PLC, including as Managing Director of Rio Tinto’s former Australian coal assets. Separately, Teresa Madden has resigned from the Peabody board and Nick Chirekos will be replacing Madden as the Chair of the Audit Committee. Following these changes, the Peabody board consists of eleven directors.

“We are pleased to have Mr. Champion join the Board of Directors, bringing with him operational expertise from the metals and mining industry,” said Peabody Chairman of the Board Robert A. Malone. “Bill’s expertise in the global coal industry will provide additional operational insight to our already diverse board. He is a proven leader with experience spanning multiple geographies, cultures and metal and mining products.”

“I’d also like to thank Teresa for her years of service and the significant contributions she brought to the Peabody board and to the Audit Committee as Chair,” said Malone. “Along with my colleagues on the board, we wish Teresa the very best in all her future endeavors.”

In Champion’s role as Principal at Gladiator Mining Group, he pursued global investment opportunities across a wide range of mineral and metal commodities. Prior to that, he spent 12 years at Rio Tinto PLC, in a number of executive management roles for the company in the coal, diamond, and copper segments.

Champion earned a pair of Bachelor of Science degrees in Chemical Engineering and Biological Sciences from the University of Arizona. He also attended the W.P. Carey School of Business Executive MBA Program at Arizona State University. He is currently an independent director of Buenaventura Mining Co. Inc., Peru’s largest, publicly traded precious and base metals company, and of PJSC Polyus Gold, a Russian gold mining company.

Peabody (NYSE: BTU) is a leading coal producer, serving customers in more than 25 countries on six continents. We provide essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future.

For further information, visit PeabodyEnergy.com.

CONTACT:

Julie Gates

(314) 342-4336